Master Distribution Agreement

By and Between

Logiq, Inc.

And

Lovarra

Dated as of December 15, 2021

Table of Contents

Page

Article I. DEFINITIONS AND INTERPRETATION Article I. DEFINITIONS AND INTERPRETATION 2

Section 1.1 Definitions 2

Section 1.2 Interpretation 11

Article II. THE TRANSACTION 12

Section 2.1 The Transaction; Sole and Absolute Discretion; Cooperation 12

Section 2.2 Undertakings Prior to the Distribution 13

Section 2.3 Conditions to the Distribution 14

Section 2.4 The Distribution 14

Section 2.5 Additional Defined Terms 15

Article III. MUTUAL RELEASES; INDEMNIFICATION 19

Section 3.1 Release of Pre-Distribution Claims 20

Section 3.2 Indemnification by Lova 22

Section 3.3 Indemnification by Logiq 22

Section 3.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts 23

Section 3.5 Procedures for Indemnification of Third-Party Claims 24

Section 3.6 Additional Matters 26

Section 3.7 Right of Contribution 28

Section 3.8 Covenant Not to Sue 28

Section 3.9 Remedies Cumulative 28

Section 3.10 Survival of Indemnities 28

Article IV. CERTAIN OTHER MATTERS 29

Section 4.1 Insurance Matters 29

Section 4.2 Continuation of Director and Officer Insurance 31

Section 4.3 Late Payments 31

Section 4.4 Treatment of Payments for Tax Purposes 32

Section 4.5 Inducement 32

Section 4.6 Post-Effective Time Conduct 32

Article V. EXCHANGE OF INFORMATION; CONFIDENTIALITY 32

Section 5.1 Agreement for Exchange of Information 32

Section 5.2 Ownership of Information 34

Section 5.3 Compensation for Providing Information 34

Section 5.4 Retention of Information 34

Section 5.5 Limitations of Liability 34

Section 5.6 Other Agreements Providing for Exchange of Information 35

Section 5.7 Production of Witnesses; Records; Cooperation 35

Section 5.8 Privileged Matters 36

Section 5.9 Confidentiality 38

Section 5.10 Protective Arrangements 40

Article VI. DISPUTE RESOLUTION 40

Section 6.1 Good-Faith Officer Negotiation 40

Section 6.2 Good-Faith CEO Negotiation 40

Section 6.3 Dispute Resolution 41

Section 6.4 Conduct During Dispute Resolution Process 41

Article VII. FURTHER ASSURANCES AND ADDITIONAL COVENANTS 41

Section 7.1 Further Assurances 41

Article VIII. TERMINATION 42

Section 8.1 Termination 43

Section 8.2 Effect of Termination 43

Article IX. MISCELLANEOUS 43

Section 9.1 Entire Agreement; Corporate Power 43

Section 9.2 Governing Law 43

Section 9.3 Jurisdiction; Waiver of Jury Trial 44

Section 9.4 Limitation on Damages 45

Section 9.5 Assignability 45

Section 9.6 Third-Party Beneficiaries 45

Section 9.7 Notices 45

Section 9.8 Severability 46

Section 9.9 Force Majeure 46

Section 9.10 No Set-Off 47

Section 9.11 Publicity 47

Section 9.12 Expenses 47

Section 9.13 Headings 47

Section 9.14 Survival of Covenants 47

Section 9.15 Waivers of Default 47

Section 9.16 Specific Performance 48

Section 9.17 Amendments 48

Section 9.18 Limitations of Liability 48

Section 9.19 Performance 48

Section 9.20 Mutual Drafting 48

Section 9.21 Counterparts; Electronic Execution 49

Exhibits and Schedules

Schedule 1.1 Logiq Marks

Schedule 1.2 Lova Discontinued or Divested Businesses

Schedule 1.3 AppLogiq Contracts

Schedule 1.5(i) Owned Real Property

Schedule 1.5(ii) Leased Real Property

Schedule 1.7 Transferred Entities

Schedule 1.8 Additional Ancillary Agreements

Schedule 2 Agreement Schedule:

Section 3.3(f) Specified Logiq Information

Section 2.5(a)(vi) AppLogiq Liabilities

Section 2.5(b)(iv) Excluded Office Equipment, Etc.

Section 2.5(b) AppLogiq Assets

Section 2.5(c) Logiq Liabilities

Section 2.5(d)(v) Logiq Intellectual Property

Section 2.5(d)(viii) Logiq Assets

Exhibit A - Separation Agreement

MASTER DISTRIBUTION AGREEMENT

THIS MASTER DISTRIBUTION AGREEMENT (this “Agreement”), dated as of December 15, 2021 (the “Execution Date”), is made and entered into by and between Logiq, Inc., a Delaware corporation (“Logiq”), and Lovarra, a Nevada corporation and majority-owned subsidiary of GoLogiq LLC which is a wholly-owned subsidiary of Logiq (“Lova”). Each of Logiq and Lova may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Logiq operates two distinct business units, (i) a platform (operated as CreateApp), which allows small-to-medium sized businesses (“SMBs”) to establish their point-of-presence on the web (“AppLogiq”), and (ii) a digital marketing analytics business that offers proprietary data management, audience targeting and other digital marketing services that improve an SMB’s discovery and branding within the vast e-commerce landscape (“DataLogiq”);

WHEREAS, Lova is a fully reporting shell company which is controlled by Logiq by virtue of a majority ownership interest held via its wholly-owned subsidiary GoLogiq LLC;

WHEREAS, the Board of Directors of Logiq (the “Logiq Board”) has determined that it is advisable and in the best interests of Logiq and Logiq’s stockholders to separate the AppLogiq Business from that of DataLogiq Business by retaining the DataLogiq Business within Logiq and transferring the AppLogiq Business to Lova, which is an existing publicly-traded company, thereby creating two independent publicly traded companies;

WHEREAS, the Parties contemplate that the AppLogiq Business will be transferred to Lova (the “Separation”) as provided for in the Separation Agreement;

WHEREAS, the Parties contemplate that immediately following the AppLogiq Transfer, Logiq shall distribute the Lova Shares to holders of Logiq’s Shares (as of the Record Date) on the Distribution Date, on a pro rata basis (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the Separation contribution by Logiq of the AppLogiq Assets and the AppLogiq Liabilities to Lova and the Distribution, taken together, are intended to qualify as a transaction that is tax-free under Section 355 and 368(a)(1)(D) of the Code;

WHEREAS, the Parties intend in this Agreement to set forth the principal corporate transactions required to effect the Distribution and certain other agreements governing various matters relating to the Distribution and the relationship of Logiq, Lova and the members of their respective Groups following the Distribution; and

WHEREAS, Logiq and Lova acknowledge that this Agreement, the Separation Agreement and the Ancillary Agreements represent the integrated agreement of Logiq and Lova relating to the Distribution, are entered into simultaneously and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I.                 DEFINITIONS AND INTERPRETATION

Section 1.1           Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority.
(b)	“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Lova Group shall be deemed to be an Affiliate of any member of the Logiq Group and (b) no member of the Logiq Group shall be deemed to be an Affiliate of any member of the Lova Group.
(c)	“Agent” means the trust company or bank duly appointed by Logiq to act as distribution agent, transfer agent and registrar for the Lova Shares in connection with the Distribution.
(d)	“Agreement Schedule” means Schedule 2 to this Agreement.
(e)	“Agreement” has the meaning set forth in the introductory paragraph hereto.
(f)	“Ancillary Agreements” means the Transition Services Agreement and any and all other agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement and all other agreements listed on Schedule 1.8.
(g)	“AppLogiq Assets” has the meaning set forth in Section 2.5(b).
(h)	“AppLogiq Balance Sheet” means the pro forma combined balance sheet of the AppLogiq Business, including any notes thereto.
(i)	“AppLogiq Books and Records” has the meaning set forth in Section 2.6(b)(ix).
(j)	“AppLogiq Business” means (a) the operation of an application-based platform which allows SMBs to establish their point-of-presence on the web conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to (i) the business, operations or activities described in clause (a) as then conducted or (ii) any other business operations or activities previously conducted as part of the businesses of Logiq and its Subsidiaries, including those set forth on Schedule 1.2.
(k)	“AppLogiq Contracts” means all contracts and agreements set forth on Schedule 1.3, and any other contracts or agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, as of the Effective Time that relate exclusively to the AppLogiq Business, including the following: (a) any customer, distribution, supply or vendor contract or agreement that relates exclusively to the AppLogiq Business; (b) any contract or agreement in the nature of a guarantee, indemnity or other Liability of either Party or any member of its Group in respect of any other AppLogiq Contract, any AppLogiq Liability or the AppLogiq Business; (c) any Real Property Lease that relates exclusively to the AppLogiq Business; (d) any lease (including any capital lease), agreement to lease, option to lease, license, right to use, installment or conditional sale agreement pertaining to the leasing or use of any equipment or other tangible property that relates exclusively to the AppLogiq Business; (e) any contract or agreement licensing or otherwise granting rights to Intellectual Property that relates exclusively to the AppLogiq Business; provided, that notwithstanding the foregoing, except with respect to any such contract or agreements that are expressly set forth on Schedule 1.3, AppLogiq Contracts shall not include any contract or agreement that is contemplated to be retained by Logiq or any member of the Logiq Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement.
(l)	“AppLogiq Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by AppLogiq that will be members of the AppLogiq Group as of immediately after the Effective Time.
(m)	“AppLogiq Group” means (a) prior to the Effective Time, Lova, the AppLogiq Business and each Person that will be a Subsidiary of Lova as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of Lova; and (b) on and after the Effective Time, Lova, the AppLogiq Business and each Person that is a Subsidiary of Lova.
(n)	“AppLogiq Indemnitees” has the meaning set forth in Section 3.3.
(o)	“AppLogiq Intellectual Property” means all Intellectual Property owned or used by Lova or any member of the AppLogiq Group as of the Effective Time exclusively used or exclusively held for use in the AppLogiq Business.
(p)	“AppLogiq Liabilities” has the meaning set forth in Section 2.5(a).
(q)	“AppLogiq Permits” means all Permits held by AppLogiq or any member of the AppLogiq Group as of the Effective Time with respect to the AppLogiq Business.
(r)	“AppLogiq Real Property” means (i) the Owned Real Property set forth on Schedule 1.5(i), and (ii) the Leased Real Property set forth on Schedule 1.5(ii).
(s)	“AppLogiq Software” means all Software owned or used by AppLogiq or any member of the AppLogiq Group as of the Effective Time exclusively used or exclusively held for use in the AppLogiq Business.
(t)	“AppLogiq Technology” means all Technology owned or used by AppLogiq or any member of the AppLogiq Group as of the Effective Time exclusively used or exclusively held for use in the AppLogiq Business.
(u)	“AppLogiq Transfer” has the meaning set forth in the Separation Agreement.
(v)	“AppLogiq” has the meaning ascribed to said phrase in the recital hereof.
(w)	“Approvals or Notifications” means any and all consents, waivers, approvals, permits or authorizations that Logiq determines are required to be obtained from, and any notices, registrations or reports that Logiq determines are required to be submitted to, or other filings that Logiq determines are required to be made with, any Third Party, including any Governmental Authority, in connection with the Distribution or the consummation of the transactions contemplated hereby.
(x)	“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.
(y)	“Business Day” means any day on which commercial banks are generally open for business in the State of Delaware.
(z)	“Business Transfer Time” has the meaning established for such phrase in the Separation Agreement.
(aa)	“CEO Notice” has the meaning set forth in Section 6.2.
(bb)	“Change of Control” means, with respect to a Person, directly or indirectly, (i) any consolidation, merger or similar business combination involving such Person in which the holders of voting securities of such Person immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction, (ii) any sale, lease, license, disposition or conveyance to a third party of all or substantially all of the consolidated assets of such Person in one transaction or a series of related transactions; or (iii) any acquisition by any third party or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Execution Date) of at least 50% of the aggregate ownership interests, directly or indirectly, beneficially or of record, of such Person, having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such Person, in one transaction or a series of related transactions.
(cc)	“Code” means the Internal Revenue Code of 1986, as amended.
(dd)	“Continuing Employee” has the meaning given to such phrase in the Separation Agreement.
(ee)	“Convey” (and variants of this word such as “Conveyance”) has the meaning given to such phrase in the Separation Agreement.
(ff)	“Disclosure Document” means that certain “Super” Form 8-K (which contains Form 10 information) filed with the SEC by or on behalf of any Party or any member of such Party’s Group, and also includes any disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case, that describes the Distribution or the Lova Group or primarily relates to the transactions contemplated hereby.
(gg)	“Dispute” has the meaning set forth in Section 6.1.
(hh)	“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the Logiq Board in its sole and absolute discretion.
(ii)	“Distribution” has the meaning set forth in the Recitals.
(jj)	“Effective Time” means 12:01 a.m., Eastern time, on or before December 31, 2021 as determined by Logiq in its sole discretion.
(kk)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
(ll)	“Execution Date” has the meaning set forth in the introductory paragraph hereto.
(mm)	“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

(nn)	“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on such Party’s behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on such Party’s behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or any Person acting on such Party’s behalf), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
(oo)	“Form 8-K” means the “Super 8-K” (which contains Form 10 information) filed by Lova with the SEC pursuant to the Exchange Act in connection with the Distribution, as such filing may be amended or supplemented from time to time.
(pp)	“Governmental Approvals” means any and all Approvals or Notifications that Logiq determines are required to be made to, or obtained from, any Governmental Authority.
(qq)	“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
(rr)	“Group” means either the AppLogiq Group or the Logiq Group, as the context requires.
(ss)	“Indemnifying Party” has the meaning set forth in Section 3.4(a).
(tt)	“Indemnitee” has the meaning set forth in Section 3.4(a).
(uu)	“Indemnity Payment” has the meaning set forth in Section 3.4(a).
(vv)	“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

(ww)	“Initial Notice” has the meaning set forth in Section 6.1.
(xx)	“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, or (ii) paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
(yy)	“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect of any Technology.
(zz)	“IRS” means the United States Internal Revenue Service.
(aaa)	“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
(bbb)	“Leased Real Property” means the real property in which either Party or any of the members of its Group hold valid leasehold or sub-leasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by either Party or any of the members of its Group as of the Effective Time under the Real Property Leases.

(ccc)	“Liabilities” means all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, settlements, sanctions, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
(ddd)	“Logiq Assets” has the meaning set forth in Section 2.5(d).
(eee)	“Logiq Board” has the meaning set forth in the Recitals.
(fff)	“Logiq Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the AppLogiq Business.
(ggg)	“Logiq Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Logiq that will be members of the Logiq Group as of immediately after the Effective Time.
(hhh)	“Logiq Group” means Logiq and each Person that is a Subsidiary of Logiq (other than Lova, AppLogiq and any other member of the AppLogiq Group).
(iii)	“Logiq Indemnitees” has the meaning set forth in Section 3.2.
(jjj)	“Logiq Liabilities” has the meaning set forth in Section 2.5(c).
(kkk)	“Logiq Marks” means the trademarks, trade names, service names, trade dress, logos and other source or business identifiers comprising or containing “Logiq”, or any other term or element listed on Schedule 1.1, either alone or in combination with other terms or elements, and all allocated logos and trade dress, and all names, marks, domain names, social media accounts and handles and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other terms or elements, and any registrations or applications for any of the foregoing, together with the goodwill associated with any of the foregoing.
(lll)	“Logiq Shares” means the shares of common stock, par value $0.0001 per share, of Logiq.
(mmm)	“Logiq” has the meaning set forth in the introductory paragraph hereto.
(nnn)	“Losses” means actual losses, costs, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim, provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.
(ooo)	“Lova Shares” means the shares of common stock, par value $0.001 per share, of Lova.
(ppp)	“Lova” has the meaning set forth in the introductory paragraph hereto.
(qqq)	“OTC Markets” means the OTC Markets Group Inc. and the over-the-counter stock markets run by such entity.
(rrr)	“Other IP” means all Intellectual Property, other than Registrable IP, that is owned by either Party or any member of its Group as of the Effective Time.
(sss)	“Owned Real Property” means the real property that is owned by either Party or any of the members of such Party’s Group as of the Effective Time, together with all buildings, improvements and structures thereon.
(ttt)	“Party” and “Parties” have the meanings given in the introductory paragraph hereto.
(uuu)	“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.
(vvv)	“Person” means an individual, a corporation, a general or limited partnership, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
(www)	“Prime Rate” means the rate that Bloomberg (or any successor thereto) displays as “Prime Rate by Country United States” at https://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.
(xxx)	“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible form, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of such Party’s Group would be entitled to assert or has asserted a privilege, including the attorney-client and attorney work product privileges.
(yyy)	“Real Property Leases” means the real property leases, subleases, licenses or other agreements, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which either Party or any of the members of its Group as of the Effective Time is a party.
(zzz)	“Record Date” means the close of business on the date to be determined by the Logiq Board as the record date for determining holders of Logiq Shares entitled to receive Lova Shares pursuant to the Distribution.
(aaaa)	“Record Holders” means the holders of record of Logiq Shares as of the Record Date.
(bbbb)	“Registrable IP” means all patents, patent applications, statutory invention registrations, trademark and service mark registrations and applications, registered Internet domain names and copyright registrations and applications.
(cccc)	“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
(dddd)	“SEC” means the U.S. Securities and Exchange Commission.
(eeee)	“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
(ffff)	“Separation” has the meaning ascribed to said phrase in the recital hereof.
(gggg)	“Separation Agreement” means the Form of Separation Agreement in the form of Exhibit A attached to this Agreement among Logiq and Lova.
(hhhh)	“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.
(iiii)	“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability company or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) in the case of a partnership, is a general partner, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
(jjjj)	“Tangible Information” means information that is contained in written, electronic or other tangible forms.
(kkkk)	“Tax Return” shall mean any return, report, certificate, election, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
(llll)	“Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local or non-U.S. Taxing Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
(mmmm)	“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.
(nnnn)	“Third Party” means any Person other than the Parties or any members of their respective Groups.
(oooo)	“Third-Party Claim” has the meaning set forth in Section 3.5(a).
(pppp)	“Transferred Entities” means the wholly owned or partially owned subsidiaries of Lova or related to the AppLogiq Business, as set forth on Schedule 1.7.
(qqqq)	“Transition Services Agreement” or “TSA” means the Transition Services Agreement to be entered into by and between Logiq and Lova and/or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

Section 1.2           Interpretation. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)	the terms “Dollars” and “$” mean United States Dollars;
(d)	references herein to a specific Section, Subsection or Recital shall refer, respectively, to Sections, Subsections or Recitals of this Agreement;
(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)	references herein to any gender shall include each other gender;
(g)	references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;
(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and
(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II.             THE TRANSACTION

Section 2.1           The Transaction; Sole and Absolute Discretion; Cooperation

(a)	Subject to the unfettered discretion of Logiq to initiate, structure their form, timing and conditions, and consummate said transactions, consistent with the terms of the Separation Agreement, as of the Effective Time, Logiq shall cause the AppLogiq Transfer, and as of a date determined by the Logiq Board, the Distribution (collectively, the “Transactions”). In addition, Logiq may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Logiq’s right to terminate this Agreement or the Distribution as set forth in Article VIII or alter the consequences of any such termination from those specified in Article VIII.

(b)	Should Logiq elect to effectuate the Transactions, as of the Business Transfer Time, in partial consideration for the Conveyance of AppLogiq Assets contemplated by Section 1.1 of the Separation Agreement, Lova shall assume the AppLogiq Liabilities in accordance with the provisions provided therefor hereunder.
(c)	Should Logiq elect to undertake the Transactions, the Logiq Board, would in accordance with applicable Law, establish (or designate Persons to establish) a Record Date and the Distribution Date. Assuming Logiq’s establishment of appropriate procedures in connection with the Distribution as reserved unto it hereunder, the Lova Shares held by Logiq on the Distribution Date would be distributed to the Record Holders in the manner determined by Logiq and in accordance with Section 2.4.
(d)	Lova shall cooperate with Logiq to accomplish the Distribution and shall, at Logiq’s direction, promptly take any and all actions that Logiq or Lova determines to be necessary or desirable to effect the Distribution, including in respect of the filing by Lova under the Exchange Act of the Form 8-K. Logiq shall select any manager in connection with the Distribution, as well as any financial printer, solicitation and/or distribution agent and financial, legal, accounting and other advisors for Logiq. Lova and Logiq, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

Section 2.2           Undertakings Prior to the Distribution. Prior to the Distribution Date and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)	FINRA Corporate Action Notification. Logiq shall, to the extent practicable, give the Financial Industry Regulatory Authority (FINRA) not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
(b)	Lova Directors and Officers. On or prior to the Distribution Date, Logiq and Lova shall take all necessary actions so that as of the Distribution Date: (i) the directors and executive officers of Lova shall be those agreed by the Parties; (ii) except those individuals who will continue to serve as members of the Logiq Board after the Distribution Date, each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Logiq Board, as an executive officer of Logiq and as a member of the board of directors or other governing body or as an executive officer of any other member of the Logiq Group, as applicable; and (iii) Lova shall have such other officers as Lova shall appoint.
(c)	Securities Law Matters. Lova shall file any amendments or supplements to the Form 8-K as may be necessary or advisable in order to cause the Form 8-K (and related Form

10 information) to be filed as required by the SEC or federal, state or other applicable securities Laws. Logiq and Lova shall cooperate in preparing, filing with the SEC any filings or amendments thereto which are required to reflect or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Logiq and Lova shall take all such action as may be necessary or appropriate under the securities or blue-sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(d)	The Distribution Agent. Logiq shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

Section 2.3           Conditions to the Distribution.

(a)	The consummation of the Distribution shall be subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by Logiq in its sole and absolute discretion, of the following conditions:
(i)	The filing of the Form 8-K and no proceedings or comments letters contesting such action shall have been instituted or threatened by the SEC.
(ii)	The Disclosure Document shall have been filed with the SEC.
(iii)	The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state and other securities Laws or blue-sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.
(iv)	Each of the Separation Agreement, the Distribution Agreement, Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.
(v)	No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto shall be threatened or in effect.
(vi)	Logiq shall have received the Lova Shares as set forth in Section 2.4.
(vii)	other events or developments shall exist or shall have occurred that, in the judgment of the Logiq Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.
(b)	The foregoing conditions are for the sole benefit of Logiq and shall not give rise to or create any duty on the part of Logiq or the Logiq Board to waive or not waive any such condition or in any way limit Logiq’s right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in Article VIII. Any determination made by the Logiq Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 2.3(a) shall be conclusive and binding on the Parties.

Section 2.4           The Distribution.

(a)	Subject to Section 2.3, on or prior to the Effective Time, Lova will deliver to the Agent in the name of Logiq, for the benefit of the Record Holders, book-entry transfer authorizations for such number of Lova Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Logiq Shares to instruct the Agent to distribute at the Distribution Date the appropriate number of Lova Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. Lova will not issue paper stock certificates in respect of the Lova Shares, unless it deems it necessary to do so. The Distribution shall be effective at the Distribution Date.
(b)	Subject to Section 2.3, each Record Holder will be entitled to receive in the Distribution one (1) Lova Share for every one (1) Logiq Share held by such Record Holder on the Record Date.
(c)	No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of Lova. When calculating the shares to distribute, all fractional shares will be deleted from the shareholders total issuance, creating a “round down” effect.
(d)	Any Lova Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Lova, and Lova or its transfer agent shall hold such Lova Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such Lova Shares shall be obligations of Lova, subject in each case to applicable escheat or other abandoned property Laws, and Logiq shall have no Liability with respect thereto.
(e)	Until the Lova Shares are duly transferred in accordance with this Section 2.4 and applicable Law, from and after the Distribution Date, Lova will regard the Persons entitled to receive such Lova Shares as record holders of Lova Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Lova agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the Lova Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Lova Shares then held by such holder.

Section 2.5           Additional Defined Terms.

(a)	AppLogiq Liabilities. For purposes of this Agreement, “AppLogiq Liabilities” means, as of the date of determination, all Liabilities of either Party or any of the members of such Party’s Group that relate primarily to the AppLogiq Business, including without limitation:

(i)	all Liabilities included or reflected as liabilities or obligations of Lova or the members of the AppLogiq Group on the AppLogiq Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the AppLogiq Balance Sheet; provided, however, that the amounts set forth on the AppLogiq Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of AppLogiq Liabilities pursuant to this Section 2.5(a)(i);
(ii)	all Liabilities that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Lova or the members of the AppLogiq Group on a pro forma combined balance sheet of the AppLogiq Group or any notes thereto (were such balance sheet and notes to be prepared on a basis consistent with the determination of the Liabilities included on the AppLogiq Balance Sheet), it being understood that (x) the AppLogiq Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of AppLogiq Liabilities pursuant to this Section 2.5(a)(ii); and (y) the amounts set forth on the AppLogiq Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of AppLogiq Liabilities pursuant to this Section 2.5(a)(ii);
(iii)	all Liabilities relating to, arising out of or resulting from the actions, inactions, events, conduct, omissions, conditions, occurrences, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the AppLogiq Business or any AppLogiq Asset;
(iv)	all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Lova or any other member of the AppLogiq Group, and all agreements, obligations and Liabilities of any member of the AppLogiq Group under this Agreement or any of the Ancillary Agreements;
(v)	all Liabilities relating to, arising out of or resulting from the AppLogiq Contracts, the AppLogiq Intellectual Property, the AppLogiq Software, the AppLogiq Technology or the AppLogiq Permits;
(vi)	all Liabilities set forth in Section 2.5(a)(vi) of the Agreement Schedule; and
(vii)	all Liabilities arising out of claims made by any Third Party (including Logiq’s or Lova’s respective directors, officers, stockholders, employees and agents) against any member of the Logiq Group or the AppLogiq Group to the extent relating to, arising out of or resulting from the AppLogiq Business or the or the other business, operations, activities or Liabilities referred to in Section 2.5(a)(i) through Section 2.5(a)(vi).
(b)	AppLogiq Assets. For purposes of this Agreement, “AppLogiq Assets” means, as of the date of determination, all Assets of Lova or the members of the AppLogiq Group, including without limitation:
(i)	all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by Lova or the members of the AppLogiq Group;
(ii)	all Assets of Lova or the members of the AppLogiq Group included or reflected as assets of the AppLogiq Group on the AppLogiq Balance Sheet;
(iii)	all AppLogiq Real Property and all rights, interests or claims of Lova or the members of the AppLogiq Group thereunder;
(iv)	all office equipment, trade fixtures and furnishings located at (x) AppLogiq Real Property, but excluding the items listed in Section 2.5(b)(iv) of the Agreement Schedule, and (y) Owned Real Property or Leased Real Property (other than the AppLogiq Real Property) and listed in Section 2.5(b)(iv) of the Agreement Schedule (in each case excluding any office equipment, trade fixtures and furnishings owned by Persons other than Logiq and its subsidiaries);
(v)	all AppLogiq Contracts and all rights, interests or claims of Lova or the members of the AppLogiq Group thereunder;
(vi)	all AppLogiq Intellectual Property, AppLogiq Software and AppLogiq Technology and all rights, interests or claims of Lova or the members of the AppLogiq Group thereunder;
(vii)	all AppLogiq Permits, and all rights, interests or claims of Lova or the members of the AppLogiq Group thereunder;
(viii)	subject to the provisions herein and the provisions of the applicable Ancillary Agreements, all rights, interests and claims of either Party or any of the members of such Party’s Group with respect to Information that is primarily related to the AppLogiq Assets, the AppLogiq Liabilities, the AppLogiq Business or the Transferred Entities;
(ix)	(A) all business and employment records exclusively related to AppLogiq Business, including the corporate minute books and related stock records of the members of the AppLogiq Group, (B) all of the separate financial and

Tax records of the members of the AppLogiq Group that do not form part of the general ledger of Logiq or any of its Affiliates (other than the members of the AppLogiq Group), and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, market and market share data owned by Logiq, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are exclusively related to AppLogiq Business (collectively, the “AppLogiq Books and Records”); provided, however, that (x) none of clauses (A), (B) or (C) will include Intellectual Property in any such records, writings or other materials (which is the subject of clause (vii), above), (y) Logiq will be entitled to retain a copy of the AppLogiq Books and Records, which will be subject to the provisions of Article V hereof regarding confidentiality and (z) neither clause (A) nor (C) will be deemed to include any books, records or other items or portions thereof (1) with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to AppLogiq Business from the portions thereof that relate to businesses of Logiq other than AppLogiq Business, (2) that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Logiq’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, (3) that relate to performance ratings or assessments of employees of Logiq and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data (other than individual bonus opportunities based on target bonus as a percentage of base salary)), unless such records are required to be transferred to Lova under applicable Law, or (4) that relate to any employees that are not Continuing Employees;

(x)	the benefits of all prepaid expenses (other than allocated expenses), including prepaid leases and prepaid rentals, in each case arising exclusively out of the operation or conduct of AppLogiq Business;
(xi)	the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of AppLogiq Business and rights to enforce the Intellectual Property assignment provisions of any invention assignment Contract to the extent related to the development of Intellectual Property of AppLogiq Business;
(xii)	all rights of the AppLogiq Group under this Agreement and the Separation Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith; an
(xiii)	all Assets set forth in Section 2.5(b)(xii) of the Agreement Schedule.
(c)	Logiq Liabilities. For purposes of this Agreement, “Logiq Liabilities” means, as of the date of determination, (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, conduct, omissions, conditions, occurrences, facts or circumstances occurring or existing as of the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), of any member of the Logiq Group and any member of the AppLogiq Group, in each case that are not AppLogiq Liabilities, including any and all Liabilities set forth in Section 2.5(c) of the Agreement Schedule and (iii) all Liabilities arising out of claims made by any Third Party (including Logiq’s or Lova’s respective directors, officers, stockholders, employees and agents) against any member of the Logiq Group or the AppLogiq Group to the extent relating to, arising out of or resulting from the Logiq Business or the Logiq Assets.
(d)	Logiq Assets. For purposes of this Agreement, “Logiq Assets” means, as of the date of determination, all Assets of Logiq or the members of the Logiq Group, it being understood that the Logiq Assets shall include:
(i)	all issued and outstanding capital stock or other equity interests of Logiq’s Subsidiaries other than Lova and the Transferred Entities;
(ii)	all office equipment, trade fixtures and furnishings located at any Owned Real Property or Leased Real Property (other than the items set forth in Section 3.5(b)(v) or any office equipment, trade fixtures or furnishings owned by Persons other than Logiq and its Subsidiaries);
(iii)	all Owned Real Property and Leased Real Property (other than the AppLogiq Real Property);
(iv)	all contracts of Logiq or the members of the Logiq Group (other than the AppLogiq Contracts);
(v)	all Intellectual Property of Logiq or the members of the Logiq Group (other than the AppLogiq Intellectual Property), including the Logiq Marks and the Intellectual Property set forth in Section 2.5(d)(v) of the Agreement Schedule;
(vi)	all Permits of Logiq or the members of the Logiq Group (other than the AppLogiq Permits);
(vii)	all rights, interests and claims of Logiq or the members of the Logiq Group with respect to Information that does not relate primarily to the AppLogiq Assets, the AppLogiq Liabilities, the AppLogiq Business or the Transferred Entities; and
(viii)	all Assets set forth in Section 2.5(d)(viii) of the Agreement Schedule.

Article III.

MUTUAL RELEASES; INDEMNIFICATION

Section 3.1           Release of Pre-Distribution Claims

(a)	Lova Release of Logiq. Except as provided in Section 3.1(c), effective as of the Effective Time, Lova does hereby, for itself and each other member of the AppLogiq Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the AppLogiq Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Logiq and the members of the Logiq Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Logiq Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of Lova or a member of the AppLogiq Group, in each case from: (A) all AppLogiq Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities undertaken to implement the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the AppLogiq Business, the AppLogiq Assets or the AppLogiq Liabilities.
(b)	Logiq Release of Lova. Except as provided in Section 3.1(c), effective as of the Effective Time, Logiq does hereby, for itself and each other member of the Logiq Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Logiq Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Lova and the members of the AppLogiq Group and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the AppLogiq Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of Logiq or a member of the Logiq Group, in each case from: (A) all Logiq Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities undertaken to implement the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Logiq Business, the Logiq Assets or the Logiq Liabilities.

(c)	Obligations Not Affected. Nothing contained in Section 3.1(a) or Section 3.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings as not terminating as of the Effective Time, in each case in accordance with its terms. In furtherance of the foregoing, nothing contained in Section 3.1(a) or Section 3.1(b) shall release any Person from:
(i)	any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of either Group under, this Agreement or any Ancillary Agreement;
(ii)	any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
(iii)	any Liability that the Parties may have pursuant to this Agreement or any Ancillary Agreement, including with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article III and Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements; or
(iv)	any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.1.
(d)	No Claims. Lova shall not make, and shall not permit any member of the AppLogiq Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Logiq or any other member of the Logiq Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). Logiq shall not make, and shall not permit any other member of the Logiq Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Lova or any other member of the AppLogiq Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).
(e)	Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of such Party’s respective Group to execute and deliver releases reflecting the provisions of this Section 3.1.
(f)	Agreement. Nothing contained in Section 3.1(a) and Section 3.1(b) shall release any member of the Logiq Group or the AppLogiq Group from honoring its existing obligations to indemnify any director, officer, employee or agent of Lova who was a director, officer, employee or agent of any member of the Logiq Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an Lova Liability, Lova shall indemnify Logiq for such Liability (including Logiq’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article III.

Section 3.2           Indemnification by Lova.

Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Lova shall, and shall cause the other members of the AppLogiq Group to, indemnify, defend and hold harmless Logiq, each member of the Logiq Group and each of their respective past, present and future directors, officers, employees and agents, in each case, in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Logiq Indemnitees”), from and against any and all Liabilities of the Logiq Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)	any AppLogiq Liability;
(b)	any failure of Lova, any other member of the AppLogiq Group or any other Person to pay, perform or otherwise promptly discharge any AppLogiq Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)	any breach by Lova or any other member of the AppLogiq Group of this Agreement or any of the Ancillary Agreements;
(d)	except to the extent it relates to a Logiq Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the AppLogiq Group by any member of the Logiq Group that survives following the Distribution;
(e)	the ownership or operation of the AppLogiq Business from and after the Effective Time; and
(f)	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 8-K or the Disclosure Document, other than the matters described in Section 3.3(f).

Section 3.3           Indemnification by Logiq. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Logiq shall, and shall cause the other members of the Logiq Group to, indemnify, defend and hold harmless Lova, each member of the AppLogiq Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AppLogiq Indemnitees”), from and against any and all Liabilities of the AppLogiq Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)	any Logiq Liability;
(b)	any failure of Logiq, any other member of the Logiq Group or any other Person to pay, perform or otherwise promptly discharge any Logiq Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)	any breach by Logiq or any other member of the Logiq Group of this Agreement or any of the Ancillary Agreements;
(d)	except to the extent it relates to an AppLogiq Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Logiq Group by any member of the AppLogiq Group that survives following the Distribution;
(e)	the ownership or operation of the Logiq Business from and after the Effective Time; and
(f)	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Logiq’s name in the Form 8-K or the Disclosure Document.

Section 3.4           Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)	The Parties intend that the indemnification, contribution or reimbursement with respect to any Liability pursuant to this Article III or Article IV shall be net of Insurance Proceeds and other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification, contribution or reimbursement hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds and other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) from any Person by or on behalf of the Indemnitee in respect of the related Liability. For avoidance of doubt and to illustrate the operation of this Section 3.4, if Lova should be responsible to indemnify Logiq for an insured Liability, and the claim for that Liability to an insurer results in a deductible or loss reimbursement and a retrospectively rated premium adjustment, Lova shall be responsible for the deductible or loss reimbursement and the retrospectively rated premium adjustment. If an Indemnitee receives an indemnification, contribution or reimbursement payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) had been received, realized or recovered before the Indemnity Payment was made.

(b)	The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification, contribution and reimbursement provisions hereof. Each Party shall, and shall cause the members of such Party’s Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification, contribution or reimbursement may be available under this Article III. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification, contribution or reimbursement, or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 3.5           Procedures for Indemnification of Third-Party Claims.

(a)	Notice of Claims. If, at or following the Execution Date, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) that is not a member of the Logiq Group or the AppLogiq Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.2 or Section 3.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 3.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced in some material respect by the Indemnitee’s failure to provide notice in accordance with this Section 3.5(a).

(b)	Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Liabilities to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 3.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 3.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.
(c)	Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification, contribution or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 3.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.
(d)	Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, as applicable, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 3.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Section 5.7 and Section 5.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation in connection with a Third-Party Claim inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.
(e)	No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.

Section 3.6           Additional Matters.

(a)	Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification, contribution or reimbursement under this Article III shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification, contribution or reimbursement under this Article III) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification, contribution or reimbursement payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnification, contribution and reimbursement provisions contained in this Article III shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.
(b)	Notice of Direct Claims. Any claim for indemnification, contribution or reimbursement under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced in some material respect thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 3.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VI, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)	Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party, and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)	Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(e)	Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 3.5 and this Section 3.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

Section 3.7

Right of Contribution

(a)	Contribution. If any right of indemnification contained in Section 3.2 or Section 3.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of the Indemnifying Party’s Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)	Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 3.7: (i) any fault associated with the ownership, operation or activities of the AppLogiq Business prior to the Effective Time shall be deemed to be the fault of Lova and the other members of the AppLogiq Group, and no such fault shall be deemed to be the fault of Logiq or any other member of the Logiq Group; (ii) any fault associated with the ownership, operation or activities of the Logiq Business prior to the Effective Time shall be deemed to be the fault of Logiq and the other members of the Logiq Group, and no such fault shall be deemed to be the fault of Lova or any other member of the AppLogiq Group.

Section 3.8           Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any AppLogiq Liabilities by Lova or a member of the AppLogiq Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Logiq Liabilities by Logiq or a member of the Logiq Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article III are void or unenforceable for any reason. Furthermore, from and after the Effective Time, Logiq covenants that it will not sue, and it will ensure that none of its Affiliates will sue Lova or any of its Subsidiaries or direct or indirect customers, suppliers or distributors for Patent or Copyright infringement, or trade secret misappropriation based upon the manufacture, use, sale, offer for sale, research, development, marketing, importation or exportation of products related to AppLogiq Business as it is conducted immediately prior to the Effective Time.

Section 3.9           Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 3.10       Survival of Indemnities. The rights and obligations of each of Logiq and Lova and their respective Indemnitees under this Article III shall survive (a) the sale or other transfer by either Party or any member of such Party’s Group of any assets or businesses or the assignment by it of any liabilities, or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of such Party’s Group.

Article IV.           CERTAIN OTHER MATTERS

Section 4.1           Insurance Matters

(a)	Logiq and Lova agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the Execution Date through the Effective Time. In no event shall Logiq, any other member of the Logiq Group or any Logiq Indemnitee have any Liability or obligation whatsoever to any member of the AppLogiq Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the AppLogiq Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.
(b)	From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the AppLogiq Group, or arising out of facts, events or circumstances occurring, prior to the Effective Time, Logiq will provide Lova with access to, and Lova may, upon ten (10) days’ prior written notice to Logiq, make claims under, Logiq’s third-party insurance policies in place immediately prior to the Effective Time and Logiq’s historical third-party policies of insurance, but solely to the extent that such policies provided coverage for AppLogiq Liabilities or Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time, in each case relating to, arising out of or resulting from the AppLogiq Business, the AppLogiq Assets or the AppLogiq Liabilities; provided that such access to, and the right to make claims under, such insurance policies shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions, loss reimbursements and other fees and expenses, and any retrospectively rated or other premium adjustments, resulting from such losses, damages or Liability. Any deductible, loss reimbursement, other fee or expense, or retrospectively rated or other premium adjustment, resulting from such losses, damages or Liability shall be Lova’ sole responsibility. Lova’ access shall be subject to the following additional conditions:
(i)	Lova shall report any claim to Logiq, as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with Logiq’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by Logiq to Lova in writing);
(ii)	Lova may, in its sole discretion, report such claim to the insurers on its and/or Lova’s behalf with a request that the insurers defend and indemnify it and/or Lova;
(iii)	Lova and the members of the AppLogiq Group shall indemnify, hold harmless and reimburse Logiq and the members of the Logiq Group for any fees and expenses incurred by Logiq or any members of the Logiq Group to the extent resulting from any access to, any claims made by Lova or any other members of the AppLogiq Group under, any insurance provided pursuant to this Section 4.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claim or loss adjusting expenses and claim handling fees, whether such claims are made by Lova, its employees or Third Parties; and
(iv)	Lova shall exclusively bear (and neither Logiq nor any members of the Logiq Group shall have any obligation to repay or reimburse Lova or any member of the AppLogiq Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Lova or any member of the AppLogiq Group under the policies as provided for in this Section 4.1(b).
(c)	In the event that any member of the Logiq Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Logiq Group is entitled to coverage under Lova’s third-party insurance policies, the same process pursuant to this Section 4.1(b) shall apply, substituting “Logiq” for “Lova” and “Lova” for “Logiq.”
(d)	Except as provided in Section 4.1(b), from and after the Effective Time, neither Lova nor any member of the AppLogiq Group shall have any rights to or under any of the insurance policies of Logiq or any other member of the Logiq Group. At the Effective Time, Lova shall have in effect all insurance programs required to comply with Lova’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Lova’s. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, cyber security, product liability, professional services liability, property, open lot, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.
(e)	Neither Lova nor any member of the AppLogiq Group, in connection with making a claim under any insurance policy of Logiq or any member of the Logiq Group pursuant to this Section 4.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between Logiq or any member of the Logiq Group, on the one hand, and the applicable insurance company, on the other hand, (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Logiq or any member of the Logiq Group under the applicable insurance policy, or (iii) otherwise compromise, jeopardize or interfere with the rights of Logiq or any member of the Logiq Group under the applicable insurance policy.
(f)	All payments and reimbursements by Lova pursuant to this Section 4.1 will be made within thirty (30) days after Lova’s receipt of an invoice therefor from Logiq. If Logiq incurs costs to enforce Lova’s obligations herein, Lova agrees to indemnify and hold harmless Logiq for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 3.6. Logiq shall retain the exclusive right to control its insurance policies and programs, including the right under the policies or applicable law to settle the policies to which losses or claim expenses are allocated, to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any AppLogiq Liabilities and/or claims Lova has made or could make in the future, and no member of the AppLogiq Group shall allocate losses or claims or loss adjusting expenses to, or erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with Logiq’s insurers with respect to any of Logiq’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Lova shall cooperate with Logiq and share such information as is reasonably necessary to permit Logiq to manage and conduct its insurance matters as it deems appropriate. Logiq shall share such information with Lova as is reasonably necessary to enable Lova so to cooperate with Logiq. Except as otherwise expressly provided in this Agreement, neither Logiq nor any of the members of the Logiq Group shall have any obligation to secure extended reporting for any claims under any liability policies of Logiq or any member of the Logiq Group for any acts or omissions by any member of the AppLogiq Group incurred prior to the Effective Time.

(g)	This Agreement shall not be considered as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Logiq Group in respect of any insurance policy or any other contract or policy of insurance.
(h)	Lova does hereby, for itself and each other member of the AppLogiq Group, agree that no member of the Logiq Group shall have any Liability whatsoever as a result of the insurance policies and practices of Logiq and the members of the Logiq Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 4.2           Continuation of Director and Officer Insurance. For a period of not less than one (1) year from and after the Distribution Date, Logiq shall, and shall cause the Logiq Group to, maintain directors and officers liability insurance covering the persons who are presently covered by Logiq’s and its Subsidiaries’ directors and officers liability insurance policies with respect to actions and omissions occurring prior to the Distribution Date, providing coverage not less favorable than provided by such insurance in effect on the Execution Date.

Section 4.3           Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus one percent (1%).

Section 4.4

Treatment of Payments for Tax Purposes. Unless otherwise required by a Final Determination, this Agreement the Parties agree that any payment made pursuant to this Agreement (other than payments with respect to interest accruing after the Effective Time) by: (i) Lova to Logiq shall be treated for all tax purposes as a distribution by Lova to Logiq with respect to Lova Shares occurring immediately before the Distribution; (ii) Logiq to Lova shall be treated for all tax purposes as a taxable contribution by Logiq to Lova with respect to its stock occurring immediately before the Distribution; and (iii) any payment of interest shall be treated as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment. No Party shall take any position inconsistent with this Section 4.4, and, in the event that a Governmental Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 4.4, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 4.5           Inducement. Lova acknowledges and agrees that Logiq’s willingness to cause, effect and consummate the Distribution has been conditioned upon and induced by Lova’s covenants and agreements in this Agreement and the Ancillary Agreements, including Lova’s assumption of the AppLogiq Liabilities pursuant to the Separation and the provisions of this Agreement and Lova’s covenants and agreements contained in Article III.

Section 4.6           Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article III) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Article V.              EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 5.1           Agreement for Exchange of Information.

(a)	Each of Logiq and Lova acknowledge and agree that certain books, records and other tangible Information is and, as of the Effective Time, will be stored in locations that will be allocated, assigned, transferred, conveyed and delivered to the Logiq Group or the AppLogiq Group, as the case may be, and that from and after the Effective Time, such tangible books and records may remain at the current locations thereof, subject to the terms and conditions of this Article V. From and after the Effective Time, (i) each member of the AppLogiq Group shall be permitted to obtain from the Logiq Group, and Logiq shall cause each member of the Logiq Group to cooperate to provide and deliver to Lova or the applicable member of the AppLogiq Group, the originals of all books, records and other tangible Information that constitutes AppLogiq Assets, subject to the terms and conditions of this Article V, and (ii) each member of the Logiq Group shall be permitted to obtain from the AppLogiq Group, and Lova shall cause each member of the AppLogiq Group to cooperate to provide and deliver to Logiq or the applicable member of the Logiq Group, the originals of all books, records and other tangible Information that constitutes Logiq Assets, subject to the terms and conditions of this Article V. For the avoidance of any doubt, (i) each member of the Logiq Group shall be permitted to deliver any books, records or other tangible Information that constitutes AppLogiq Assets to Lova (or such location as may be designated by Lova), (ii) each member of the AppLogiq Group shall be permitted to deliver any books, records or other tangible Information that constitutes Logiq Assets to Logiq (or such location as may be designated by Tech), and (iii) subject to Section 5.4, neither Party nor any member of its Group shall be required to store or maintain any books, records or other tangible Information for the benefit of the other Party or its Group.

(b)	Subject to Section 5.9 and any other applicable confidentiality obligations, each of Logiq and Lova, on behalf of itself and each member of such Party’s Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or such Party’s Group which the requesting Party or such Party’s Group to the extent that (i) such information relates to the AppLogiq Business, or any Lova Asset or Lova Liability, if Lova is the requesting Party, or to the Logiq Business, or any Logiq Asset or Logiq Liability, if Logiq is the requesting Party, (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental in any material respect to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 5.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 5.1 shall expand the obligations of a Party under Section 5.4.
(c)	Without limiting the generality of the foregoing, until the first Lova fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act, and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

Section 5.2           Ownership of Information. The provision of any information pursuant to Section 5.1 or Section 5.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

Section 5.3           Compensation for Providing Information. The Party requesting information shall not be required to pay or reimburse the other Party for the cost of creating, gathering, copying, transporting and otherwise complying with a request with respect to such information (including those expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information); provided, however, that the Party requesting information shall be required to pay or reimburse the other Party for such costs in connection with any request resulting in a significant burden on the other Party, involving an unusually high volume of requested information, or otherwise arising outside the ordinary course of such requests.

Section 5.4           Retention of Information. To facilitate the possible exchange of information pursuant to this Article V and other provisions of this Agreement after the Effective Time, the Parties agree to use their respective commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Effective Time in accordance with the policies of Logiq as in effect on the Effective Time or such other policies as may be adopted by Logiq after the Effective Time (provided, in the case of Lova, that Logiq notifies Lova of any such change); provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Without limiting the foregoing retention obligations of the Parties, before destroying or disposing of any books, records or other tangible Information relating to the business, Assets or Liabilities of the other Party’s Group, (i) the Party proposing to dispose of or destroy such tangible Information shall use commercially reasonable efforts to provide no less than ninety (90) days prior written notice to the other Party, specifying the books, records or other tangible Information proposed to be destroyed or disposed of and (ii) if, before the scheduled date for such destruction or disposal, the other Party requests in writing that any of the books, records or other tangible Information proposed to be destroyed or disposed of be delivered or made available to such other Party, then the Party proposing to destroy or dispose of the books, records or other tangible Information will promptly arrange for the delivery or making available of the requested books, records or other tangible Information to or at a location specified by, and at the sole cost and expense of, the requesting Party. Notwithstanding the foregoing, each Party may destroy or dispose of any books, records or other tangible Information that the other Party has previously received copies of, without any obligation to notify the other Party thereof.

Section 5.5           Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 5.4.

Section 5.6           Other Agreements Providing for Exchange of Information.

(a)	The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.
(b)	Any Party that receives, pursuant to a request for information in accordance with this Article V, Tangible Information that is not relevant to its request shall (i) return such Tangible Information to the providing Party or, at the providing Party’s request, destroy such Tangible Information, and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
(c)	Notwithstanding Section 6.1, in the event of any Dispute between or among one or more members of the AppLogiq Group and one or more members of the Logiq Group relating to the rights and obligations of the Parties with respect to the exchange, access and retention of Information hereunder, the Parties shall attempt in good faith to negotiate a resolution of the Dispute through the Parties’ respective record administrators, in the first instance and, if the records administrators cannot resolve the Dispute, then the Dispute may be resolved pursuant to the terms and procedures set forth in Article VI.

Section 5.7           Production of Witnesses; Records; Cooperation.

(a)	After the Effective Time, except in the case of an adversarial Action or Dispute between Logiq and Lova, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of such Party’s respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of such Party’s Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(b)	If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of such Party’s respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)	Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.
(d)	Without limiting any provision of this Section 5.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of such Party’s respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.
(e)	The obligation of the Parties to provide witnesses pursuant to this Section 5.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.7(a)).

Section 5.8           Privileged Matters.

(a)	The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Logiq Group and the AppLogiq Group, and that each of the members of the Logiq Group and the AppLogiq Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Logiq Group or the AppLogiq Group, as the case may be.
(b)	The Parties agree as follows:
(i)	Logiq shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Logiq Business and not to the AppLogiq Business, whether or not the Privileged Information is in the possession or under the control of any member of the Logiq Group or any member of the AppLogiq Group. Logiq shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Logiq Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Logiq Group or any member of the AppLogiq Group; and

(ii)	Lova shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the AppLogiq Business and not to the Logiq Business, whether or not the Privileged Information is in the possession or under the control of any member of the AppLogiq Group or any member of the Logiq Group. Lova shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any AppLogiq Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the AppLogiq Group or any member of the Logiq Group.
(iii)	If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VI to resolve any disputes as to whether any information relates solely to the Logiq Business, solely to the AppLogiq Business, or to both the Logiq Business and the AppLogiq Business.
(c)	Subject to the remaining provisions of this Section 5.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 5.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.
(d)	If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.
(e)	In the event of any adversarial Action or Dispute between Logiq and Lova, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 5.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)	Upon receipt by either Party, or by any member of such Party’s respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of such Party’s respective Group’s, current or former directors, officers, agents or employees has received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 5.8 or otherwise, to prevent the production or disclosure of such Privileged Information.
(g)	Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the covenants and agreements of Logiq and Lova set forth in this Section 5.8 and in Section 5.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that (i) their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise and (ii) in the event of any transfer by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article V, the Party receiving such Privileged Information shall promptly return such Privileged Information to and at the request of the Party that has the right to assert the privilege or immunity and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements.
(h)	In connection with any matter contemplated by Section 5.7 or this Section 5.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 5.9           Confidentiality.

(a)	Confidentiality. Subject to Section 5.10, from and after the Effective Time until the five-year anniversary of the Distribution Date, each of Logiq and Lova, on behalf of itself and each member of such Party’s respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Logiq’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the Execution Date) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of such Party’s Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)	No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 5.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 5.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.
(c)	Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of such Party’s Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third

Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time, or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of such Party’s Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

Section 5.10       Protective Arrangements. In the event that a Party or any member of such Party’s Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Article VI.           DISPUTE RESOLUTION

Section 6.1           Good-Faith Officer Negotiation. Either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or, except as otherwise provided therein, any Ancillary Agreement (including regarding whether any Assets are AppLogiq Assets, any Liabilities are AppLogiq Liabilities or the validity, interpretation, breach or termination of this Agreement or, except as otherwise provided therein, any Ancillary Agreement) (a “Dispute”) may provide written notice thereof to the other Party (the “Initial Notice”), and the Parties shall thereafter attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives of each Party who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Section 6.2           Good-Faith CEO Negotiation. In the event that a Dispute has not been resolved pursuant to Section 6.1 within thirty (30) days after receipt by a Party of the Initial Notice, or within such longer period as the Parties may agree to in writing, the Party that delivered the Initial Notice shall provide written notice of such Dispute to the Chief Executive Officer of each Party (the “CEO Notice”). As soon as reasonably practicable following receipt of the CEO Notice, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Section 6.3           Dispute Resolution.

(a)	In the event that a Dispute has not been resolved pursuant to Section 6.1 or thereafter pursuant to Section 6.2 within thirty (30) days of the commencement of efforts pursuant to Section 6.2, the Parties agree that such Dispute shall be resolved in binding arbitration in accordance with this Section 6.3.
(b)	Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect.
(c)	Each Party shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to each Party such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties as set forth herein.
(d)	Each Party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 6.3, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.
(e)	The arbitration shall be conducted in New York, New York.
(f)	The provisions of Section 9.2 shall apply to any arbitration pursuant to this Section 6.3 and the award of the arbitrators may be enforced in any court having jurisdiction over the Parties.

Section 6.4           Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VI, unless such commitments are the specific subject of the Dispute at issue.

Article VII.        FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 7.1           Further Assurances.

(a)	In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective

Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)	Without limiting the foregoing, prior to, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the AppLogiq Assets and the Logiq Assets and the assignment and assumption of the AppLogiq Liabilities and the Logiq Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.
(c)	On or prior to the Effective Time, Logiq and Lova in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Logiq, Lova or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)	Logiq and Lova, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of (i) the failure of Lova or any other member of the AppLogiq Group, on the one hand, or of Logiq or any other member of the Logiq Group, on the other hand, to provide any notification or disclosure required under any Law in connection with the transactions contemplated by this Agreement, including the transfer by any member of either Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee, or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

Article VIII.     TERMINATION

Section 8.1

Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Logiq, in its sole and absolute discretion, without the approval or consent of any other Person, including Lova and the stockholders of Logiq. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

Section 8.2           Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

Article IX.           MISCELLANEOUS

Section 9.1           Entire Agreement; Corporate Power.

(a)	This Agreement, the Separation Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.
(b)	Logiq represents on behalf of itself and each other member of the Logiq Group, and Lova represents on behalf of itself and each other member of the AppLogiq Group, as follows:
(i)	each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)	this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof, other than as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 9.2           Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or Disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.3           Jurisdiction; Waiver of Jury Trial.

(a)	Subject to Section 6.3, each Party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, to enforce this Agreement or to enforce any award of the arbitrators pursuant to Section 6.3, or to resolve any such unresolved dispute which, for any reason cannot be resolved pursuant to Section 6.1, Section 6.2 or Section 6.3, or in any suit, action or proceeding seeking to enforce any provision of, or based on any other matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for injunctive or other similar equitable relief in connection with the subject matter of any dispute or such enforcement action, to prevent irreparable harm prior to the expiration of the relevant notice and negotiation time periods provided under this Article VI. Each Party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such Party at the address and in the manner provided in Section 9.7. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY

HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.3(b).

Section 9.4           Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or the Ancillary Agreements in connection with the transactions contemplated herein or therein for special, general, indirect, consequential, or punitive or exemplary damages (other than as set forth in the definition of “Losses” herein), including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 9.5           Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a Change of Control.

Section 9.6           Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Logiq Indemnitee or Lova Indemnitee in their respective capacities as such, and except as set forth in Section 4.2, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 9.7           Notices.

(a)	All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by electronic mail (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.7):

If to Logiq:

Logiq, Inc.

Attn: Brent Suen

85 Broad Street, 16-079

New York, NY 10004

Email: brent@logiq.com

With a copy, which shall not constitute notice, to:

Procopio, Cory, Hargreaves & Savitch LLP

Attn: Christopher L. Tinen

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Email: christopher.tinen@procopio.com

If to Lova:

Lovarra

Attn: Matthew Brent

85 Broad Street, 16-079

New York, NY 10004

Email: matt@logiq.com

With a copy, which shall not constitute notice, to:

Kline Law Group PC

Attn: Scott Kline

15615 Alton Parkway, Suite 450

Irvine, California 92618

Email: scott@klinelg.com

(b)	A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.8           Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.9           Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated pursuant to Article VIII. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition, and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 9.10       No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement, or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

Section 9.11       Publicity. Prior to the Effective Time, Logiq shall be responsible for issuing any press releases or otherwise making public statements with respect to the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto. From and after the Effective Time, for a period of 1 year, Lova shall consult with Logiq prior to issuing any press releases or otherwise making public statements with respect to the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

Section 9.12       Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Form 8-K and the consummation of the transactions contemplated hereby and thereby incurred (i) on or prior to the Effective Time will be borne by Logiq and (ii) after the Effective Time will be borne by the Party or its applicable Subsidiary incurring such costs or expenses.

Section 9.13       Headings. The Article, Section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 9.14       Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

Section 9.15       Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.16       Specific Performance. From and after the Distribution, subject to the provisions of Article VI (including, for the avoidance of doubt, after compliance with all notice and negotiation provisions provided herein), in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their respective rights under this Agreement or such Ancillary Agreement, as applicable, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 9.17       Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.18       Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Lova or any member of the AppLogiq Group, on the one hand, nor Logiq or any member of the Logiq Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 9.19       Performance. Logiq will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Logiq Group. Lova will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the AppLogiq Group. Each Party (including such Party’s permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of such Party’s Group and (b) cause all of the other members of such Party’s Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 9.20       Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 9.21

Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

“Logiq”

Logiq, Inc.

By: /s/ Brent Suen

Name: Brent Suen

Title: President

“Lova”

Lovarra

By: /s/ Matthew Brent

Name: Matthew Brent

Title: President